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                      KAMAN CORPORATION AND SUBSIDIARIES
             EXHIBIT 11 - EARNINGS PER COMMON SHARE COMPUTATION
                   (In thousands except per share amounts)

                                   For the Three Months  For the Six Months
                                       Ended June 30,      Ended June 30,
                                   --------------------  ------------------
                                       1999      1998       1999      1998
                                       ----      ----       ----      ----
Basic:
  Net earnings                       $  8,031  $  7,617  $ 15,304   $ 14,593
                                     ========  ========  ========   ========
  Weighted average number
    of common shares outstanding       23,540    23,722    23,596     23,125
                                     ========  ========  ========   ========
Net earnings per common
    share - basic                    $    .34  $    .32  $    .65   $    .63
                                     ========  ========  ========   ========


Diluted:
  Net earnings                       $  8,031  $  7,617  $ 15,304   $ 14,593
  Elimination of interest expense
    on 6% subordinated convertible
    debentures(net after taxes)           257       265       524        542
                                     --------  --------  --------   --------
  Net earnings (as adjusted)         $  8,288  $  7,882  $ 15,828   $ 15,135
                                     ========  ========  ========   ========


  Weighted average number of common
    shares outstanding                 23,540    23,722    23,596     23,125

  Weighted average shares issuable on
    conversion of 6% subordinated
    convertible debentures              1,208     1,279     1,236      1,307

  Weighted average shares issuable on
    conversion of Series 2
    preferred stock                        --        --        --        565

  Weighted average shares issuable on
    exercise of diluted stock options     126       298       136        289
                                     --------  --------  --------   --------
    Total                              24,874    25,299    24,968     25,286
                                     ========  ========  ========   ========


Net earnings per common share
    - diluted                        $    .33  $    .31  $    .63   $    .60
                                     ========  ========  ========   ========


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